EXHIBIT 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.amgen.com

AMGEN’S SECOND QUARTER 2015 REVENUES INCREASED

4 PERCENT TO $5.4 BILLION AND ADJUSTED EARNINGS PER

SHARE (EPS) INCREASED 8 PERCENT TO $2.57

Second Quarter 2015 GAAP EPS Increased 7 Percent to $2.15

2015 Total Revenues and Adjusted EPS Guidance

Increased to $21.1-$21.4 Billion and $9.55-$9.80, Respectively

THOUSAND OAKS, Calif. (July 30, 2015) – Amgen (NASDAQ:AMGN) today announced financial results for the second quarter of 2015. Key results include:

•

Total revenues increased 4 percent versus the second quarter of 2014 to $5,370 million, with 6 percent product sales growth driven primarily by Enbrel® (etanercept), Prolia® (denosumab), Sensipar® (cinacalcet), Kyprolis® (carfilzomib) and XGEVA® (denosumab). Unfavorable changes in foreign exchange rates impacted total revenue and product sales growth by approximately 2.5 percentage points.

•	Adjusted EPS grew 8 percent versus the second quarter of 2014 to $2.57 driven by higher revenues and lower operating expenses. Adjusted operating income increased 10 percent to $2,551 million.
•	Adjusted operating margin improved by approximately 2 percentage points to 49 percent.
•	GAAP EPS were $2.15 compared to $2.01 and GAAP operating income was $2,076 million compared to $1,902 million.
•	The Company generated $2.7 billion of free cash flow compared to $2.1 billion in the second quarter of 2014.

“Focused execution with our growth products drove record revenues in the second quarter, and expense discipline further leveraged earnings and our ability to invest in new and forthcoming launches,” said Robert A. Bradway, chairman and chief executive officer. “Our pipeline continues to deliver, with Repatha approval in the European Union and
Kyprolis approval for relapsed multiple myeloma in the United States. We are on track to deliver on our long-term objectives for patients and shareholders.”

	Year-over-Year
$Millions, except EPS and percentages	Q2 ‘15	Q2 ‘14	YOY Δ

Total Revenues	$5,370	$5,180	4%
Adjusted Operating Income	$2,551	$2,319	10%
Adjusted Net Income	$1,977	$1,823	8%
Adjusted EPS	$2.57	$2.37	8%

GAAP Operating Income	$2,076	$1,902	9%
GAAP Net Income	$1,653	$1,547	7%
GAAP EPS	$2.15	$2.01	7%

References in this release to “adjusted” measures, measures presented “on an adjusted basis” or to free cash flow refer to non-GAAP financial measures. These adjustments and other items are presented on the attached reconciliations.

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Second Quarter 2015 Product Sales Performance

•

Total product sales increased 6 percent for the second quarter of 2015 versus the second quarter of 2014. The increase was driven primarily by ENBREL, Prolia, Sensipar, Kyprolis and XGEVA. Growth for the quarter was due to price and higher unit demand.

•

Neulasta® (pegfilgrastim) sales increased 2 percent year-over-year driven by price. NEUPOGEN® (filgrastim) sales decreased 14 percent year-over-year driven primarily by the impact of competition in the United States (U.S.).

•	ENBREL sales increased 8 percent year-over-year driven by price, offset partially by the impact of competition.

•	Prolia sales increased 29 percent year-over-year driven by higher unit demand.

•	XGEVA sales increased 11 percent year-over-year driven primarily by higher unit demand.

•

EPOGEN® (epoetin alfa) sales decreased 4 percent year-over-year driven primarily by a shift in dialysis customer purchases to Aranesp® (darbepoetin alfa), as well as the impact of competition, offset partially by price.

•

Aranesp sales decreased 7 percent year-over-year driven by unfavorable changes in foreign exchange rates and a prior year positive Medicaid rebate estimate adjustment, offset partially by higher unit demand, including the shift from EPOGEN.

•	Sensipar/Mimpara® sales increased 15 percent year-over-year driven by higher unit demand and price.

•	Vectibix® (panitumumab) sales increased 21 percent year-over-year driven by higher unit demand.

•	Nplate® (romiplostim) sales increased 6 percent year-over-year driven primarily by higher unit demand.

•	Kyprolis sales increased 53 percent year-over-year driven by higher unit demand.

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Product Sales Detail by Product and Geographic Region

$Millions, except percentages	Q2 ‘15			Q2 ‘14	YOY Δ
	US	ROW	TOTAL	TOTAL	TOTAL

Neulasta®/ NEUPOGEN®	$1,144	$270	$1,414	$1,429	(1%)

Neulasta®	953	205	1,158	1,133	2%

NEUPOGEN®	191	65	256	296	(14%)

Enbrel®	1,280	68	1,348	1,243	8%

XGEVA®/ Prolia®	449	222	671	563	19%

Prolia®	215	125	340	264	29%

XGEVA®	234	97	331	299	11%

EPOGEN®	491	0	491	512	(4%)

Aranesp®	223	256	479	517	(7%)

Sensipar® / Mimpara®	261	83	344	298	15%

Vectibix®	52	108	160	132	21%

Nplate®	73	52	125	118	6%

Kyprolis®	112	7	119	78	53%

Other	20	54	74	59	25%

Total product sales	$4,105	$1,120	$5,225	$4,949	6%

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Second Quarter Operating Expense, Operating Margin and Tax Rate Analysis, on an Adjusted Basis

•	Operating Expenses decreased 1 percent, including a 3 percentage point benefit from foreign exchange rates.

•	Cost of Sales margin improved 0.8 points driven by lower royalty expense and higher product sales.

•	Research & Development (R&D) expenses decreased 6 percent driven by savings from transformation and process improvement efforts, offset partially by increased support for later-stage clinical programs.

•	Selling, General & Administrative expenses increased 2 percent as increased commercial expenses for new product launches were enabled by savings from transformation and process improvement efforts.

•	Operating Margin improved by approximately 2 percentage points to 49 percent.

•	Tax Rate increased 3.8 percentage points to 20.0 percent primarily due to changes in the geographic mix of earnings.

$Millions, except percentages
On an Adjusted Basis	Q2 ‘15	Q2 ‘14	YOY Δ

Cost of Sales*	$789	$789	0%
% of sales	15.1%	15.9%	(0.8) pts.

Research & Development	$918	$979	(6%)
% of sales	17.6%	19.8%	(2.2) pts.

Selling, General & Administrative	$1,112	$1,093	2%
% of sales	21.3%	22.1%	(0.8) pts.

TOTAL Operating Expenses	$2,819	$2,861	(1%)

Operating Margin	48.8%	46.9%	1.9 pts.

Tax Rate*	20.0%	16.2%	3.8 pts.

pts: percentage points

*   Impact of Puerto Rico excise tax is included in Cost of Sales and Tax Rate. Excluding Puerto Rico excise tax, Cost of Sales would be 1.9 pts. lower for both 2015 and 2014; and the Tax Rate would be 2.7 pts. and 3.5 pts. higher for 2015 and 2014, respectively.

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Cash Flow and Balance Sheet Discussion

•

The Company generated $2.7 billion of free cash flow in the second quarter of 2015 versus $2.1 billion in the second quarter of 2014. The increase was driven by improved working capital and higher operating income, as well as the termination of foreign exchange forward contracts.

•	The Company’s third quarter 2015 dividend of $0.79 per share declared on July 28, 2015, will be paid on Sept. 8, 2015, to all stockholders of record as of the close of business on Aug. 17, 2015.

•

During the second quarter, the Company repurchased 3.3 million shares of common stock at a total cost of $0.5 billion. At the end of the second quarter, the Company had $2.9 billion remaining under its stock repurchase authorization.

$Billions, except shares	Q2 ‘15	Q2 ‘14	YOY Δ

Operating Cash Flow	$2.8	$2.2	$0.6

Capital Expenditures	0.1	0.2	(0.1)

Free Cash Flow	2.7	2.1	0.6

Dividends Paid	0.6	0.5	0.1

Share Repurchase	0.5	0.0	0.5

Avg. Diluted Shares (millions)	768	768	0

Cash and Investments	30.0	26.2	3.8

Debt Outstanding	32.0	33.3	(1.3)

Stockholders’ Equity	27.5	24.4	3.1

Note:Numbers may not add due to rounding

2015 Guidance

For the full year 2015, the Company now expects:

•

Total revenues in the range of $21.1 billion to $21.4 billion and adjusted EPS in the range of $9.55 to $9.80. Previously, the Company expected total revenues in the range of $20.9 billion to $21.3 billion and adjusted EPS in the range of $9.35 to $9.65.

•	Adjusted tax rate to be in the range of 18 percent to 19 percent. This excludes the benefit of the federal R&D tax credit, which has not yet been extended for 2015.

•	Capital expenditures to be approximately $700 million.

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Second Quarter Product and Pipeline Update

Anticipated key milestones:

Clinical Program	Indication	Milestone
Repatha™ (evolocumab)	Dyslipidemia	Approved in European Union (EU) U.S. regulatory review Phase 3 cardiovascular imaging data in 2016
Kyprolis	Relapsed multiple myeloma	Approved in U.S. EU regulatory review
Talimogene laherparepvec	Metastatic melanoma	Global regulatory reviews
AMG 416	Secondary hyperparathyroidism	Global submissions in Q3 2015
Omecamtiv mecarbil*	Heart failure	Phase 2 data in Q4 2015
Romosozumab†	Postmenopausal osteoporosis	Phase 3 data in H1 2016
AMG 334	Migraine Prophylaxis	Phase 2b chronic migraine data in 2016
ABP 215 (biosimilar bevacizumab)	Non-small cell lung cancer	Phase 3 data in H2 2015

*Developed	in collaboration with Cytokinetics; †Developed in collaboration with UCB, as well as Astellas in Japan

The Company provided the following updates on selected product and pipeline programs:

Repatha

•	In July, the European Commission approved Repatha for the treatment of high cholesterol, as an adjunct to diet:
•	In combination with statins or other lipid lowering therapies in patients unable to control their LDL cholesterol with maximum tolerated statin doses, or
•	Alone or in combination with other lipid lowering therapies in patients who are statin intolerant or for whom a statin is contraindicated.
•	Repatha is also approved in the EU in combination with other lipid-lowering agents in patients with homozygous familial hypercholesterolemia (age 12 and over).
•	Enrollment has completed in the Phase 3 cardiovascular outcomes study.

Kyprolis

•	In July, the U.S. Food and Drug Administration expanded the indication of Kyprolis to include the treatment of patients who have received 1 to 3 prior lines of therapy, in combination with lenalidomide and dexamethasone.
•	A Marketing Authorization Application (MAA) is currently under accelerated assessment in the EU for relapsed multiple myeloma.
•	Supplemental New Drug Application submitted in the U.S. based on data from the phase 3 ENDEAVOR study.
•	Enrollment recently completed in the Phase 3 CLARION study versus Velcade® (bortezomib) in newly diagnosed multiple myeloma patients.
•	A Phase 3 study initiated with weekly dosing in relapsed and refractory multiple myeloma.

AMG 416

•	Submissions of a New Drug Application in the U.S. and a MAA in the EU are planned for the third quarter of 2015 for secondary hyperparathyroidism.

AMG 334

•	Phase 3 studies initiated in episodic migraine.

Note: VELCADE is a registered trademark of Millennium Pharmaceuticals, Inc.

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Non-GAAP Financial Measures

In this news release, management has presented its operating results for the second quarters of 2015 and 2014 in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and on an adjusted (or non-GAAP) basis. In addition, management has presented its full year 2015 EPS and tax rate guidance in accordance with GAAP and on an adjusted (or non-GAAP) basis. These non-GAAP financial measures are computed by excluding certain items related to acquisitions, restructuring and certain other items from the related GAAP financial measures. Management has also presented Free Cash Flow (FCF), which is a non-GAAP financial measure, for the second quarters of 2015 and 2014. FCF is computed by subtracting capital expenditures from operating cash flow, each as determined in accordance with GAAP. Reconciliations for these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the news release.

The Company believes that its presentation of non-GAAP financial measures provides useful supplementary information to and facilitates additional analysis by investors. The Company uses certain non-GAAP financial measures to enhance an investor’s overall understanding of the financial performance and prospects for the future of the Company’s core business activities by facilitating comparisons of results of core business operations among current, past and future periods. In addition, the Company believes that excluding the non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations treats those assets as if the Company had developed them internally in the past, and thus provides a supplemental measure of profitability in which the Company’s acquired intellectual property is treated in a comparable manner to its internally developed intellectual property. The Company believes that FCF provides a further measure of the Company’s liquidity.

The Company uses the non-GAAP financial measures set forth in the press release in connection with its own budgeting and financial planning. The non-GAAP financial measures are in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be one of the world’s leading independent biotechnology companies, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

Forward-Looking Statements

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended Dec. 31, 2014, and in any subsequent periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. The Company’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, clinical and regulatory developments (domestic or foreign) involving current and future products, sales growth of recently launched products, competition from other products (domestic or foreign), and difficulties or delays in manufacturing our products. In addition, sales of our products are affected by reimbursement policies imposed by third-party payors, including governments, private insurance plans and managed care providers and may be affected by regulatory, clinical and guideline developments and domestic and international trends toward managed care and healthcare cost containment as well as U.S. legislation affecting pharmaceutical pricing and reimbursement. Government and others’ regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We or others could identify safety, side effects or manufacturing problems with our products after they are on the market. Our business may be impacted by government investigations, litigation and product liability claims. If we fail to meet the compliance obligations in the corporate integrity agreement between us and the U.S. government, we could become subject to significant sanctions. Further, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. We depend on third parties for a significant portion of our manufacturing capacity for the supply of certain of our current and future products and limits on supply may constrain sales of certain of our current products and product candidate development. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. Further, some raw materials, medical devices and component parts for our products are supplied by sole third-party suppliers. Our efforts to integrate the operations of companies we have acquired may not be successful. We may experience difficulties, delays or unexpected costs and not achieve anticipated benefits and savings from our ongoing restructuring plan. Our business performance could affect or limit the ability of our Board of Directors to declare a dividend or our ability to pay a dividend or repurchase our common stock.

###

CONTACT: Amgen, Thousand Oaks

Kristen Davis, 805-447-3008 (media)

Trish Hawkins, 805-447-5631 (media)

Arvind Sood, 805-447-1060 (investors)

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Amgen Inc.

Condensed Consolidated Statements of Income - GAAP

(In millions, except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Revenues:
Product sales	$5,225	$4,949	$10,099	$9,305
Other revenues	145	231	304	396

Total revenues	5,370	5,180	10,403	9,701

Operating expenses:
Cost of sales	1,089	1,081	2,122	2,171
Research and development	964	1,018	1,858	2,045
Selling, general and administrative	1,160	1,136	2,186	2,159
Other	81	43	139	60

Total operating expenses	3,294	3,278	6,305	6,435

Operating income	2,076	1,902	4,098	3,266

Interest expense, net	277	282	529	541
Interest and other income, net	198	138	304	237

Income before income taxes	1,997	1,758	3,873	2,962

Provision for income taxes	344	211	597	342

Net income	$1,653	$1,547	$3,276	$2,620

Earnings per share:
Basic	$2.18	$2.04	$4.30	$3.46
Diluted	$2.15	$2.01	$4.26	$3.41

Weighted average shares used in calculation of earnings per share:
Basic	760	759	761	758
Diluted	768	768	769	768

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Amgen Inc.

Condensed Consolidated Balance Sheets - GAAP

(In millions)

(Unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash, cash equivalents and marketable securities	$29,993	$27,026
Trade receivables, net	2,779	2,546
Inventories	2,567	2,647
Other current assets	2,397	2,494

Total current assets	37,736	34,713
Property, plant and equipment, net	5,050	5,223
Intangible assets, net	11,988	12,693
Goodwill	14,723	14,788
Other assets	1,712	1,592

Total assets	$71,209	$69,009

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued liabilities	$5,641	$6,508
Current portion of long-term debt	1,250	500

Total current liabilities	6,891	7,008
Long-term debt	30,702	30,215
Long-term deferred tax liability	3,227	3,461
Other noncurrent liabilities	2,905	2,547
Stockholders’ equity	27,484	25,778

Total liabilities and stockholders’ equity	$71,209	$69,009

Shares outstanding	759	760

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
GAAP cost of sales	$1,089	$1,081	$2,122	$2,171
Adjustments to cost of sales:
Acquisition-related expenses (a)	(285)	(290)	(569)	(694)
Accelerated depreciation and other charges pursuant to our restructuring initiative	(15)	-	(29)	-
Stock option expense	-	(2)	-	(4)

Total adjustments to cost of sales	(300)	(292)	(598)	(698)

Adjusted cost of sales	$789	$789	$1,524	$1,473

GAAP research and development expenses	$964	$1,018	$1,858	$2,045
Adjustments to research and development expenses:
Acquisition-related expenses (b)	(28)	(38)	(49)	(69)
Accelerated depreciation and other charges pursuant to our restructuring initiative	(18)	-	(35)	-
Stock option expense	-	(1)	-	(3)

Total adjustments to research and development expenses	(46)	(39)	(84)	(72)

Adjusted research and development expenses	$918	$979	$1,774	$1,973

GAAP selling, general and administrative expenses	$1,160	$1,136	$2,186	$2,159
Adjustments to selling, general and administrative expenses:
Acquisition-related expenses (b)	(28)	(42)	(57)	(80)
Certain charges pursuant to our restructuring initiative	(20)	-	(24)	-
Stock option expense	-	(1)	-	(3)

Total adjustments to selling, general and administrative expenses	(48)	(43)	(81)	(83)

Adjusted selling, general and administrative expenses	$1,112	$1,093	$2,105	$2,076

GAAP operating expenses	$3,294	$3,278	$6,305	$6,435
Adjustments to operating expenses:
Adjustments to cost of sales	(300)	(292)	(598)	(698)
Adjustments to research and development expenses	(46)	(39)	(84)	(72)
Adjustments to selling, general and administrative expenses	(48)	(43)	(81)	(83)
Certain charges pursuant to our restructuring and other cost savings initiatives (c)	(10)	(23)	(67)	(38)
(Expense)/Benefit related to various legal proceedings	(71)	-	(71)	3
Expense resulting from changes in the estimated fair values of the contingent consideration obligations related to prior year business combinations	-	(14)	(1)	(15)
Other (d)	-	(6)	-	(10)

Total adjustments to operating expenses	(475)	(417)	(902)	(913)

Adjusted operating expenses	$2,819	$2,861	$5,403	$5,522

GAAP operating income	$2,076	$1,902	$4,098	$3,266
Adjustments to operating expenses	475	417	902	913

Adjusted operating income	$2,551	$2,319	$5,000	$4,179

GAAP income before income taxes	$1,997	$1,758	$3,873	$2,962
Adjustments to operating expenses	475	417	902	913

Adjusted income before income taxes	$2,472	$2,175	$4,775	$3,875

GAAP provision for income taxes	$344	$211	$597	$342
Adjustments to provision for income taxes:
Income tax effect of the above adjustments (e)	151	148	290	279
Other income tax adjustments (f)	-	(7)	-	(7)

Total adjustments to provision for income taxes	151	141	290	272

Adjusted provision for income taxes	$495	$352	$887	$614

GAAP net income	$1,653	$1,547	$3,276	$2,620
Adjustments to net income:
Adjustments to income before income taxes, net of the income tax effect of the above adjustments	324	269	612	634
Other income tax adjustments (f)	-	7	-	7

Total adjustments to net income	324	276	612	641

Adjusted net income	$1,977	$1,823	$3,888	$3,261

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Amgen Inc.

GAAP to Adjusted Reconciliations

(In millions, except per share data)

(Unaudited)

The following table presents the computations for GAAP and Adjusted diluted EPS.

	Three months ended		Three months ended
	June 30, 2015		June 30, 2014
	GAAP	Adjusted	GAAP	Adjusted
Net income	$1,653	$1,977	$1,547	$1,823
Weighted-average shares for diluted EPS	768	768	768	768

Diluted EPS	$2.15	$2.57	$2.01	$2.37

	Six months ended		Six months ended
	June 30, 2015		June 30, 2014
	GAAP	Adjusted	GAAP	Adjusted
Net income	$3,276	$3,888	$2,620	$3,261
Weighted-average shares for diluted EPS	769	769	768	768

Diluted EPS	$4.26	$5.06	$3.41	$4.25

(a)	The adjustments related primarily to non-cash amortization of intangible assets, including developed product technology rights, acquired in business combinations. For the six months ended June 30, 2014, the adjustments also included a $99-million charge related to the termination of a supply contract with F. Hoffmann-La Roche Ltd. as a result of acquiring the licenses to filgrastim and pegfilgrastim in certain territories effective January 1, 2014.

(b)	The adjustments related primarily to non-cash amortization of intangible assets acquired in business combinations.

(c)	The adjustments related primarily to severance expenses.

(d)	The 2014 adjustments related primarily to various acquisition-related expenses.

(e)	The tax effect of the adjustments between our GAAP and Adjusted results takes into account the tax treatment and related tax rate(s) that apply to each adjustment in the applicable tax jurisdiction(s). Generally, this results in a tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including restructuring expense, depends on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rate(s) in those jurisdictions. Due to these factors, the effective tax rates for the adjustments to our GAAP income before income taxes, for the three and six months ended June 30, 2015, were 31.8% and 32.2%, respectively, compared with 35.5% and 30.6% for the corresponding periods of the prior year.

(f)	The 2014 adjustments related to certain prior period items excluded from adjusted earnings.

Second Quarter 2015 Revenues Increased 4 Percent to $5.4 Billion and Adjusted Earnings Per Share Increased 8 Percent to $2.57

Amgen Inc.

Reconciliations of Free Cash Flow

(In millions)

(Unaudited)

	Three months ended
	June 30,
	2015	2014
Operating Cash Flow	$ 2,814	$ 2,227
Capital Expenditures	(133)	(173)

Free Cash Flow	$ 2,681	$ 2,054

Reconciliation of GAAP EPS Guidance to Adjusted

EPS Guidance for the Year Ending December 31, 2015

(Unaudited)

	2015
GAAP diluted EPS guidance	$8.06	-	$8.35

Known adjustments to arrive at Adjusted earnings*:
Acquisition-related expenses(a)		1.18
Restructuring charges	0.19	-	0.23
Legal proceeding expense		0.08

Adjusted diluted EPS guidance	$9.55	-	$9.80

*	The known adjustments are presented net of their related tax impact which amount to approximately $0.70 to $0.72 per share in the aggregate.

(a)	The adjustments relate primarily to non-cash amortization of intangible assets acquired in prior year business combinations.

Reconciliation of GAAP Tax Rate Guidance to Adjusted

Tax Rate Guidance for the Year Ending December 31, 2015

(Unaudited)

	2015
GAAP tax rate guidance	14%	-	16%

Tax rate effect of known adjustments discussed above	3%	-	4%

Adjusted tax rate guidance	18%	-	19%